                    Exhibit 10.1

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”), made effective as of January 5th, 2022 (the “Effective Date”), is entered into by and between Hasbro, Inc., a Rhode Island corporation with a principal place of business at 1011 Newport Avenue, Pawtucket, Rhode Island 02861 (together with its subsidiaries, the “Company” or “Hasbro”), and Christian (Chris) Page Cocks (the “Executive”).
WHEREAS, the Executive currently serves as President and Chief Operating Officer of Wizards of the Coast and Digital Gaming;
WHEREAS, Wizards of the Coast is a subsidiary of the Company;
WHEREAS, the Company desires to promote the Executive to Chief Executive Officer of the Company, such promotion to take effect on February 25th, 2022, pursuant to the terms and conditions set forth in this Agreement; and
WHEREAS, the Executive desires to serve as Chief Executive Officer of the Company, beginning February 25th, 2022, pursuant to the terms and conditions hereof.
NOW, THEREFORE, in consideration of the promotion and continued employment of the Executive, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
1.Transition Period. From January 5th, 2022 through and including February 24th, 2022 (the “Transition Period”), the Executive will continue to serve as President and Chief Operating Officer of Wizards of the Coast and Digital Gaming. During this period, the Executive will also work closely with the Company’s Board of Directors (the “Board”), the Company’s Interim Chief Executive Officer (Richard Stoddart), and the other members of management to prepare to transition into the role of Chief Executive Officer of the Company. The terms and conditions of the Executive’s employment, including his benefits and compensation and any severance to which he would be entitled, during the Transition Period will remain the same as they were immediately prior to this Agreement, with the exception that the Executive will be expected to spend the majority of his time following January 5th, 2022 at the Company’s corporate offices in Pawtucket, Rhode Island preparing to assume the role of Chief Executive Officer.
2.Term of Employment as Chief Executive Officer. The Company agrees to employ the Executive as Chief Executive Officer, and the Executive hereby accepts employment with the Company as Chief Executive Officer, upon the terms set forth in this Agreement, for the period commencing on February 25th, 2022 (the “Commencement Date”) and ending on December 31st, 2024, or such later date following a Change in Control as is set forth in the following sentence (the “End Date”), unless earlier terminated or extended pursuant to the provisions of Section 5 (such period, the “Employment Period”). Notwithstanding the foregoing, upon a Change in Control during the Employment Period, the End Date shall immediately and automatically extend to the date that is the second anniversary of the date of the consummation of the Change in Control, and the Employment Period shall be extended accordingly. Following the Commencement Date, Executive will transition his prior responsibilities as President and Chief Operating Officer of Wizards of the Coast and Digital Gaming to another executive.
3.Title; Capacity.
1.1During the Employment Period, the Executive shall serve as the Company’s Chief Executive Officer. The Executive shall be based at the corporate headquarters of the Company in Pawtucket, Rhode Island, provided that the Executive will be required to undertake reasonable travel to other Company offices in connection with his duties, with any related business air travel to be in the highest class available on the applicable aircraft, subject to reimbursement in accordance with Section 4.5.
1.2The Executive shall report directly to, and be subject to the supervision of the Board, and shall have such authority as is delegated to the Executive by the Board. Effective as of the Commencement Date, the Executive will be appointed to serve as a member of the Board. During the Employment Period, the Company will continue to nominate the Executive to be elected as a member of the Board. The Executive hereby accepts employment as Chief Executive Officer and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board shall from time to time reasonably assign to the Executive. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period; provided that nothing herein shall preclude Executive, in each case to the extent that such activities do not materially interfere with the performance of the Executive’s duties under this Agreement and are not otherwise in conflict with the reasonable business interests of Hasbro, from (x) managing Executive’s personal and family investments and affairs, (y) engaging in charitable activities and community affairs, and (z) subject to the prior approval of the Board (which approval shall not be unreasonably withheld) and compliance with any applicable Company policies for outside Board memberships, such as the Company’s overboarding policy, accepting appointment to or continuing to serve on any board of directors or trustees of any business, corporation, or charitable organization. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company to the extent provided to the Executive or the Executive is otherwise made aware of them.

4.Compensation and Benefits.
1.1Base Salary. Beginning on the Commencement Date, the Company shall pay the Executive, in periodic installments in accordance with the Company’s customary payroll practices, a base salary at the annualized rate of $1,500,000 (the “Base Salary”). The Executive’s base salary shall be reviewed periodically in accordance with the Company’s compensation guidelines for senior executives, and may be upwardly adjusted to the extent, if any, deemed appropriate by Hasbro’s Compensation Committee of the Board (the “Compensation Committee”) and the full Board; provided, however, that the Executive’s Base

Salary may be reduced proportionally if in connection with a generally applicable reduction in the compensation of all of the Company’s senior executives.
1.2Management Incentive Plan Bonus. Beginning with the Company’s 2022 fiscal year, the Executive shall be eligible to receive an annual management incentive plan bonus based on a target of one hundred and fifty percent (150%) (“Target Bonus”) of the Executive’s earned Base Salary for the incentive year (the “Annual Bonus”), subject to the performance criteria set forth below. For each fiscal year thereafter that this Agreement is in effect, the Executive’s target bonus shall be reviewed periodically in accordance with the Company’s compensation philosophy, market conditions and other factors deemed relevant by the Compensation Committee, and upwardly adjusted to the extent, if any, deemed appropriate by the Compensation Committee and the Board; provided, however, that the Executive’s Target Bonus may be reduced proportionally if in connection with a generally applicable reduction in the target bonuses of all of the Company’s senior executives. The corporate performance criteria and targets to be used for purposes of the annual management incentive plan (the “Annual Performance Plan”) bonus shall be determined and established by the Compensation Committee and the Board and shall be substantially the same as similarly situated senior executives of the Company, recognizing the Executive will also have individual performance objectives determined and established by the Compensation Committee and the Board which may be unique to the Executive. Actual bonus awards shall be determined in the discretion of the Compensation Committee pursuant to the terms of the Company’s Annual Performance Plan that is applicable to the Executive.
1.3Long-Term Incentive. The Executive shall participate in the Company’s long-term incentive program and shall, beginning in the Company’s 2022 fiscal year (with such grant anticipated to be made in February of 2022), have a target annual long-term incentive award level equal to five-hundred percent (500%) of his Base Salary, with awards to be made in the form and amounts determined by the Compensation Committee, which may include stock options, restricted stock units and/or performance share awards, and/or other types of awards. The forms and amounts of such awards may be substantially in the same proportion as awards made to other senior executives of the Company, or the mix of awards may be unique to the Executive as Chief Executive Officer, in the discretion of the Compensation Committee and the Board. For each fiscal year after 2022 that this Agreement remains in effect, the Executive’s target long-term incentive award levels shall be reviewed periodically in accordance with the Company’s compensation philosophy, market conditions and other factors deemed relevant by the Compensation Committee, and upwardly adjusted to the extent, if any, deemed appropriate by the Compensation Committee and the Board; provided, however, that the Executive’s target long-term incentive award level may be reduced proportionally if in connection with a generally applicable reduction in the target long-term incentive award levels of all of Hasbro’s senior executives.
1.4Benefits. The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its senior executives to the extent that the Executive’s position, tenure, salary and other qualifications make the Executive eligible to participate therein, including but not limited to the Company’s group life insurance, short and long term disability insurance, vacation, medical, dental, defined contribution and deferred compensation programs for salaried executives, as in effect from time-to-time. The Executive shall be entitled to indemnification for liabilities arising from or incurred in connection with his performance of services for the Company that is no less favorable than the indemnification provided to any other senior executive of the Company.
1.5Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties and responsibilities under this Agreement, in accordance with the policies and procedures, and subject to the limitations, adopted by the Company from time to time. The Company shall reimburse the Executive for up to $125,000 in aggregate per year for each of calendar years 2022 and 2023 for personal travel expenses incurred by the Executive or members of his family for travel between Washington State and New England. The Company shall reimburse the Executive for up to $40,000 USD in the aggregate for documented legal fees expended or incurred by the Executive through the Effective Date in connection with negotiating the terms of this Agreement, payable within 60 days of the Executive’s submission of reasonably satisfactory documentation of such fees. In addition to the above reimbursement for fees associated with the negotiation of this Agreement, the Executive shall be entitled, upon presentation of documentation reasonably satisfactory to the Company, to reimbursement of up to $25,000 per fiscal year in accounting, tax or other legal fees actually incurred by him in connection with his employment by the Company.
1.6Clawback Policy. The Executive understands and agrees that all incentive compensation to which he is or becomes entitled shall be subject to the terms of any clawback policy that may be adopted by the Board from time to time for application to the senior executives of the Company (the “Clawback Policy”). For the avoidance of doubt, the Executive shall be covered by the Clawback Policy only if and to the extent other senior executives are also covered by such policy.
1.7Withholding. All compensation payable to the Executive shall be subject to applicable taxes and withholding.
5.Termination of Employment Period. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:
1.1Expiration of the Employment Period;
1.2At the election of the Company for Cause (as defined below), immediately upon written notice by the Company to the Executive, which notice shall identify the Cause upon which the termination is based;
1.3At the election of the Executive for Good Reason (as defined below), pursuant to the provisions set forth below;
1.4Upon the death or Disability (as defined below) of the Executive;
1.5At the election of the Company without Cause, upon not less than fifteen (15) days’ prior written notice of termination (the “Notice Period”), provided, however, that the Company may, in its sole discretion, in lieu of all or part of the Notice Period, pay the Executive an amount equal to the portion of the Base Salary that would otherwise have been payable to the Executive had the Executive remained employed for the duration of the Notice Period (in which case the Executive’s termination will become effective on the date set forth in the Company’s written notice of termination (the “Early Termination Date”), and the Executive will be paid an amount equal to the portion of the Base Salary the Executive would have received had the Executive remained employed by the Company between the Early Termination Date and the end of the Notice Period (the “Early Termination Payment”), with the Early Termination Payment to be made no later than the 30th day following the end of the Notice Period); or
1.6At the election of the Executive without Good Reason, upon not less than fifteen (15) days’ prior written notice of termination by the Executive.
6.Effect of Termination.
1.1Any Termination. For any termination of employment, the Executive shall be paid (a) any amount of the Base Salary for service already rendered to the Company, to the extent not already paid, (b) accrued but unused vacation and other paid time off not taken as of the Date of Termination, (c) any accrued amounts under any other plans or programs as of the Date of Termination, and (d) the applicable annual bonus for the most recently completed fiscal year in the Employment Period, to the extent not already paid (regardless of whether such annual bonus has been determined as of the Date of Termination), which bonus will be determined by the Compensation Committee and the Board in accordance with the terms of the bonus plan. In addition, the Executive shall receive any applicable payments or benefits set forth in the following sections of this Agreement.
1.2Termination by the Company Without Cause or by the Executive for Good Reason Within 24 Months Following a Change in Control. If, within twenty-four (24) months following a Change in Control (as defined below), either the Executive’s employment is terminated by the Company without Cause (other than due to his Disability or death) or the Executive resigns for Good Reason, then, following the Executive’s date of termination (the “Date of Termination”) and subject to the conditions of Section 7 and in accordance with the timing and payment terms set forth in Section 7:
(a)the Company shall, on the Payment Commencement Date (as defined below), pay to the Executive an amount equal to two (2) times the Executive’s then current Base Salary as severance;
(b)the Company shall, on the Payment Commencement Date, pay to the Executive an amount equal to two times the Executive’s Target Bonus;
(c)if the Executive is eligible for and timely elects to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, the Company will continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) until the earlier of (x) the end of the 24th month after the Date of Termination, (y) the date the covered individual’s COBRA continuation coverage expires, unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will be adjusted to provide for cash payments that would put the Executive in the same position as if he received the benefits contemplated hereunder and (z) the date the Executive commences new employment and is eligible for medical and dental benefits through his new employer; and

(d)there shall be acceleration of vesting of, and lapse of restrictions on, all unexpired, unvested stock options and time-based restricted stock units, such that said stock options and restricted stock units shall become fully vested as of the Date of Termination, except as otherwise provided in the terms of such Awards (as defined below). In addition, to the extent the Executive is the holder of any contingent performance share awards (or other performance-based equity awards), he shall be entitled to the number of shares of common stock, if any, that would have been earned had the Executive’s employment not ended based on assumed achievement of the applicable targets at 100% of the target level during the full relevant Performance Period (as defined under the Award). For a termination governed under this Section 6.2 there shall not be any pro-ration to reflect that the full Performance Period was not completed prior to the Date of Termination. All such options, restricted stock units and performance share awards (or other performance-based equity awards) are collectively referred to as “Awards”. Any shares, or cash in lieu thereof (as determined by the Administrator under the Equity Plan (as defined below)), to be distributed pursuant to an Award in accordance with this Section 6.2(d) shall be provided to the Executive in a manner set forth under the terms of the 2003 Stock Incentive Performance Plan as such terms exist on the Effective Date, or any successor plan governing future equity awards (together the “Equity Plan”), provided such terms are as favorable to the Executive as the terms currently set forth in the Equity Plan as such terms exist on the Effective Date. The Executive may not exercise or dispose of any portion of an Award or related shares of common stock or cash in lieu thereof that vest or become exercisable under this Section 6.2(d) until such time as the Executive Release (as defined below) becomes irrevocable (and any amounts that were unvested or unexercisable as of the Date of Termination shall immediately expire upon the 45th day following the Date of Termination if the Executive Release has not then become irrevocable). All shares, or cash in lieu thereof, to be distributed pursuant to any of the foregoing awards shall be provided to the Executive within fifteen (15) days after the date the Executive Release executed by the Executive has become irrevocable or such later date as provided above and in accordance with the Equity Plan, except as may be required under Section 7 hereof. To the extent not already provided under the Equity Plan or an award agreement relating thereto, the stock options shall remain exercisable in accordance with the relevant agreements and plans; provided that the stock options shall remain exercisable for a period of one year from the Date of Termination, but not longer than the expiration of the original maximum term of any such stock option.
1.3Termination by the Company Without Cause or by the Executive for Good Reason Prior to, or More than 24 Months Following, a Change in Control. If, prior to a Change in Control or more than twenty-four (24) months following a Change in Control, either the Executive’s employment is terminated by the Company without Cause (other than for Disability or death) or the Executive resigns for Good Reason, then, following the Date of Termination and subject to the conditions of Section 7 and in accordance with the payment terms set forth in Section 7:
(a)the Company shall, for a period of twenty-four (24) months beginning on the Payment Commencement Date, (i) continue to pay to the Executive, in accordance with the Company’s customary payroll practices, his then current Base Salary as severance and (ii) pay the Executive an amount equal to two (2) times his Target Bonus, payable in equal installments over the twenty-four (24) months on the same payroll dates as the payroll dates for the payments being made pursuant to clause (i) above;

(b)the Executive will receive an amount equal to the annual management incentive plan bonus that would have been otherwise payable to the Executive for the fiscal year in which the Date of Termination occurs based on the actual performance of the Company for such year, and assuming the Executive’s employment had not terminated prior to the payment date for such bonus, multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year of termination of employment through the Date of Termination, and the denominator of which is 365 (the “Pro-Rata Bonus”), to be paid at the same time as such bonuses are paid to senior executives of the Company (but in no event earlier than the Payment Commencement Date);
(c)if the Executive is eligible for and timely elects to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, the Company will continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) until the earlier of (x) the end of the 24th month after the Date of Termination, (y) the date the covered individual’s COBRA continuation coverage expires, unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will be adjusted to provide for cash payments that would put the Executive in the same position as if he received the benefits contemplated hereunder and (z) the date the Executive commences new employment and is eligible for medical and dental benefits through his new employer; and
(d)There shall be acceleration of vesting of, and lapse of restrictions on, all unexpired, unvested stock options and time-based restricted stock units, such that said stock options and time-based restricted stock units become fully vested as of the Date of Termination, except as otherwise provided in the terms of such Awards. In addition, to the extent the Executive is the holder of any contingent performance share awards (or other performance-based equity awards), he shall be entitled, following completion of the applicable Performance Period, to the number of shares of common stock, if any, that would have been earned had the Executive’s employment not ended based on the actual achievement of the applicable performance targets during the full relevant Performance Period (as defined under such award), computed at the end of the Performance Period, and pro-rated by multiplying that number of shares by a fraction, the numerator of which is the number of days from the start of the Performance Period to the Date of Termination, and the denominator of which is the total number of days in the applicable Performance Period (the “Pro-Rated PSA Vesting”). Any shares earned under such awards shall be provided to the Executive after the end of the applicable Performance Period for that Award in accordance with the terms of the applicable Award, but in no event earlier than thirty (30) days after the evaluation of the applicable Performance Period is completed (the “Pro-Rated PSA Vesting Schedule”). The Executive may not exercise or dispose of any portion of an Award or related shares of common stock that vests or become exercisable under this Section 6.3(d) until such time as the Executive Release becomes irrevocable (and any amounts that were unvested or unexercisable as of the Date of Termination shall immediately expire upon the 45th day following the Date of Termination if the Executive Release has not then become irrevocable). All shares to be distributed pursuant to any of the foregoing awards shall be provided to the Executive within fifteen (15) days after the date the Executive Release executed by the Executive has become irrevocable or such later date as provided above and in accordance with the Equity Plan, except as may be required under Section 8 hereof. The stock options held by the Executive as of the Date of Termination shall remain exercisable for a period of up to one year following the Date of Termination, but in any event not longer than the expiration date of the original maximum term of the applicable stock option.
1.4 Termination by the Company for Cause, by the Executive Without Good Reason, or Due to Expiration of the Employment Period. If the Company terminates the Executive’s employment for Cause, the Executive resigns without Good Reason, or the Employment Period expires on the End Date, then the Company’s obligations under this Agreement shall immediately cease and the Executive shall be entitled to only the portion of the Base Salary that has accrued and to which the Executive is entitled as of the Date of Termination. The Executive shall not be entitled to any other compensation or consideration that the Executive may have received had the Employment Period not ended, and all stock options, restricted stock units and contingent performance share awards granted to the Executive shall be treated as provided in the relevant agreements and plans. Notwithstanding the foregoing, in the event of termination due to expiration of the Employment Period, if (i) the Company does not offer in writing to extend the Employment Period, on terms and conditions at least as favorable as those set forth in this Agreement (taking into account any increases to Base Salary or Target Bonus in effect as of immediately prior to the expiration of the Employment Period), for an additional period of at least one year following the End Date, and (ii) the parties cannot otherwise mutually agree upon the terms of an agreement pursuant to which the Executive would remain employed with the Company following the End Date, then, following the Date of Termination and subject to the conditions of Section 7 and in accordance with the payment terms set forth in Section 7, (a) for a period of eighteen (18) months beginning on the Payment Commencement Date, the Company shall (A) continue to pay to the Executive, in accordance with the Company’s customary payroll practices, his then current Base Salary as severance, (B) pay an amount equal to one and a half (1.5) times the Executive’s Target Bonus in equal installments on each of the Company’s customary payroll dates during such eighteen (18) month-period and (C) if the Executive is eligible for and timely elects to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will be adjusted to provide for cash payments that would put the Executive in the same position as if he received the benefits contemplated hereunder, (b) the Company shall pay Executive a Pro-Rata Bonus for the year in which the Date of Termination occurs, (c) to the extent the Executive is the holder of any contingent performance share awards (or other performance-based equity awards), he shall be entitled to Pro-Rata PSA Vesting in accordance with the Pro-Rated PSA Vesting Schedule, and (d) all other outstanding equity awards held by the Executive shall be treated in accordance with their terms.
1.5Termination due to the Executive’s Death or Disability. If the Executive’s employment is terminated due to his death or Disability, the Executive will receive the Pro-Rata Bonus as well as accelerated vesting of all unexpired, unvested time-based restricted stock units and stock options, such that said time-based restricted stock units and stock options shall become fully vested as of the Date of Termination, except as otherwise provided in the terms of such Awards, and provided that the stock options shall remain exercisable for a period of up to one year following the Date of Termination, but not longer than the expiration date of the original maximum term of any of the stock options. In addition, to the extent the Executive is the holder of any contingent performance share awards (or other performance-based equity awards), if (a)

termination of employment is due to Disability, the Executive shall be entitled to Pro-Rated PSA Vesting pursuant to the Pro-Rated PSA Vesting Schedule based on actual Company performance over the period, with any shares to be distributed to the Executive at the end of the applicable Performance Period in accordance with the terms of the applicable award, but in no event earlier than thirty (30) days after the evaluation of the applicable Performance Period is completed, or (b) termination is due to the Executive’s death, the Executive’s estate or beneficiaries shall be issued the number of shares of common stock that is computed by multiplying: (i) the number of shares of common stock which would have been issuable to the Executive pursuant to the applicable award assuming completion of the applicable Performance Period and the Company’s achievement of the applicable targets at 100% of the target level during the full relevant Performance Period (as defined under such award), multiplied by (ii) a fraction, the numerator of which is the number of days from the start of the applicable Performance Period to the Date of Termination and the denominator of which is the total number of days in the applicable Performance Period, with such pro-rated target award to be payable as soon as is reasonably practicable (but no more than sixty (60) days) following the Executive’s death.
1.6No Other Severance. The Executive shall not be entitled to any benefits beyond those provided for in this Section 6 by virtue of termination of his employment or this Agreement, including pursuant to any generally applicable Company plan, policy, or agreement.
1.7Other Effects of Termination. Upon termination of the Executive’s employment for any reason, the Executive shall resign effective as of such date from any position he may then hold as a Board member or officer of Hasbro or any subsidiary or affiliate of Hasbro.
7.Release. The obligation of the Company to make the payments and provide the benefits to the Executive under Section 6.2, 6.3, or 6.4 (for Section 6.4 only in connection with the Company’s failure to extend the Employment Period) is conditioned upon the Executive signing and delivering to the Company a severance and release of claims agreement in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims and confidentiality, non-disparagement and cooperation obligations by the Executive in favor of the Company, but in no event shall such release provide any restrictive covenants that are more restrictive than those set forth in this Agreement) (the “Executive Release”), which Executive Release must become irrevocable within forty-five (45) days following the Date of Termination. Except as otherwise provided in Section 6.3(b), the Company shall commence or make, as applicable, the payments under Section 6.2, 6.3, or 6.4 on the first payroll period (but not more than sixty (60) days) following the date the Executive Release becomes irrevocable (such date, the “Payment Commencement Date”); provided, however, that if the 60th day following the Date of Termination falls in the calendar year following the year of the Executive’s termination of employment, the Payment Commencement Date shall be no earlier than the first payroll period of such later calendar year; and provided further that the payment of any amounts pursuant to Section 6.1, 6.2, 6.3, or 6.4 shall be subject to the terms and conditions set forth in Section 12.11.
8.Section 280G.
1.1Notwithstanding any other provision of this Agreement, except as set forth in Section 8.2, in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any

“Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the U.S. Internal Revenue Code (the “Code”)) for the Executive. For purposes of this Section 8, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”
1.2Notwithstanding the provisions of Section 8.1, no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him or her (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 8.2 shall be referred to as a “Section 8.2 Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.
1.3For purposes of this Section 8 the following terms shall have the following respective meanings:
(i)“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.
(ii)“Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.
1.4Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 8.4. Within thirty (30) days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (a) which Potential Payments constitute Contingent Compensation Payments, (b) the Eliminated Amount and (c) whether the Section 8.2 Override is applicable. Within thirty (30) days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he agrees with the Company’s determination pursuant to the preceding sentence, or (B) that he disagrees with such determination, in which case he shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 8.2 Override is applicable. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 8, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (I) any cash payments, (II) any taxable benefits, (III) any nontaxable benefits, and (IV) any vesting of equity awards, in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. If the Executive states in the Executive Response that he agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three (3) business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that he disagrees with the Company’s determination, then, for a period of sixty (60) days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such sixty (60)-day period, such dispute shall be settled exclusively by arbitration in the State of Rhode Island, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three (3) business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three (3) business days following the resolution of such dispute; provided that such payments shall be made no later than the end of the calendar year in which the Executive and the Company enter into a legally binding settlement of the applicable dispute, the Company concedes that the amount is payable, or the Company is required to make such payment pursuant to a final and nonappealable judgement or other binding decision. Subject to the limitations contained in Sections 8.1 and 8.2 hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.
1.5The provisions of this Section 8 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.
9.Non-Competition and Non-Solicitation.
1.1During the Restricted Period (as defined below), the Executive shall not, in the geographical area in which the Company or any of its affiliates does business or has done business at the time of his employment termination, engage in any business or enterprise that would be competitive with any business of the Company (inclusive of all of its subsidiaries, divisions and affiliates, including, without limitation, Wizards of the Coast) in existence as of the

Date of Termination (a “Competitive Business”). This obligation shall preclude any involvement in a Competitive Business, whether on a direct or indirect basis, and whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the passive holder of not more than 1% of the outstanding stock of a publicly-held company.
1.2During the Restricted Period, the Executive shall not, directly or indirectly, either alone or in association with others, (a) solicit, recruit, induce, attempt to induce or permit any organization directly or indirectly controlled by the Executive to solicit, recruit, induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates, or (b) solicit, recruit, induce, attempt to induce for employment or hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Executive to solicit, recruit, induce, attempt to induce for employment or hire or engage as an independent contractor, any person who is employed by the Company or any of its affiliates or who was employed by the Company or any of its affiliates at any time during the term of the Executive’s employment with the Company, provided that this clause (b) shall not apply to any individual whose employment with the Company or any of its affiliates has been terminated for a period of six (6) months or longer. For purposes of this Agreement, “affiliates” means entities controlling, controlled by, or under common control with, the Company, and “control” means the ability to exercise more than 50% of the voting interests or otherwise control management.
1.3During the Restricted Period, the Executive shall not, directly or indirectly, either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, or permit any organization directly or indirectly controlled by the Executive to solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of the Company or any of its affiliates, which were contacted, solicited or served by the Company or any of its affiliates at any time during the Executive’s employment with the Company.
1.4The Restricted Period shall mean the one-year period after the Executive’s employment with the Company (including any of its affiliates) ends for any reason; provided, however, that if the Executive is eligible (or would have been eligible had he timely entered into the Executive Release) to receive severance pay pursuant to Section 6.2(a) or Section 6.3(a), the Restricted Period shall run for twenty-four (24) months following the Executive’s termination of employment.
1.5The geographic scope of this Section 9 shall extend to anywhere the Company or any of its affiliates is doing business at the time of termination or expiration of this Agreement. If any restriction set forth in this Section 9 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.
1.6The Executive acknowledges that the restrictions contained in this Section 9 are necessary for the protection of the business and goodwill of the Company and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Section 9 will cause the Company substantial and irrevocable damage, and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to obtain and receive specific performance and injunctive relief without posting a bond or other security.
1.7If it is determined by a court of law that the Executive violated any of the provisions of Section 9.1, 9.2, or 9.3, he shall continue to be bound by the restrictions set forth therein until a period equal to the Restricted Period has expired without any violation of such provisions. The Executive further agrees that in the event he violates any of the provisions of Section 9.1, 9.2, or 9.3 (and such violation is not cured (if capable of being cured) within thirty (30) days after the Executive receives written notice from the Company setting forth in reasonable detail the manner in which the Company believes the Executive has violated any such provision), then the Company shall have no obligation to pay or provide any of the benefits described in Section 6.1, 6.2, 6.3, 6.4 or 6.5 as applicable (and, to the extent the Company previously paid or provided any such benefits, the Executive shall be required to immediately repay to the Company the value of any such pay and benefits). In addition, in the event of any material violation that is not cured as provided in the preceding sentence, the Executive agrees to forfeit and pay to Hasbro the total Net Proceeds obtained with respect to any unvested stock options, restricted stock units, performance share awards, contingent stock performance awards or other equity accelerated or provided pursuant to Section 6.2, 6.3 or 6.5, as applicable. For purposes of this Agreement, “Net Proceeds” shall be computed for each stock option grant accelerated pursuant to Section 6.2, 6.3 or 6.5, as applicable, by multiplying the number of accelerated options times the difference between the closing price of Hasbro’s common stock on the last day of the Executive’s employment and the exercise price for the grant being accelerated. “Net Proceeds” for each share of restricted stock unit accelerated pursuant to Section 6.2, 6.3 or 6.5, as applicable, shall be computed by multiplying the number of shares or units accelerated by the closing price of Hasbro’s common stock on the last day of the Executive’s employment. “Net Proceeds” for each share of stock or performance share award provided pursuant to an unvested contingent stock performance or performance share award shall be computed by multiplying the number of shares or units provided pursuant to the Award by the closing price of Hasbro’s common stock on the day such shares are provided to the Executive. Net Proceeds will be computed without regard to any subsequent increase or decrease, if any, in the market price or actual proceeds from any sale of Hasbro’s common stock. The foregoing amounts will be owed regardless of whether or not the accelerated options have been actually exercised or the underlying shares of common stock have been actually sold.
10.Absence of Restrictions. The Executive represents and warrants that he is not bound by any employment contracts, restrictive covenants or other restrictions that are in any way inconsistent with any of the terms of this Agreement.
11.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
1.1“Cause” shall, prior to, or more than two years following, a Change in Control, be deemed to exist upon (a) the Executive’s refusal to perform (i) the Executive’s assigned duties for the Company or (ii) the Executive’s obligations under this Agreement; (b) conduct of the Executive involving fraud, gross negligence or willful misconduct which causes significant harm to the Company or damages the reputation of the Company; (c) the Executive’s conviction of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any crime involving moral turpitude or any felony; (d) the Executive’s fraud, embezzlement or other intentional misappropriation from the Company; (e) the Executive’s material breach of a material agreement with the Company or of any material policies, rules or regulations of employment which may be adopted or amended from time to time by the Company and provided to the Executive or of which the Executive is otherwise made aware; (f) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes significant harm to the Company; (g) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation, or (h) an intentional violation of federal or state securities laws; provided, however, that the Company may not terminate the Executive’s employment for Cause unless (x) the Company gives written notice of its intent to terminate the Executive’s employment (including the reasons therefor) and (y) with respect to any alleged violation of clause (a), (b), (e), (f) or (g) above, the Executive fails to cure such refusal or material breach (if the breach is subject to cure) within thirty (30) days of the Executive’s receipt of such written notice (which, if so cured within such thirty (30)-day period, shall no longer be a grounds for termination of the Executive’s employment for “Cause”). The Company’s financial performance shall not in and of itself constitute a basis for the Company to terminate the Executive for Cause or (except to the extent that financial performance triggers the Clawback Policy in a manner that affects any post-employment payments or benefits) refuse to provide any severance benefits under this Agreement;
1.2“Cause” shall, within two (2) years following a Change in Control, be defined as (a) repeated violations by the Executive of the Executive’s obligations under this Agreement (other than as a result of Disability) or refusal to perform the Executive’s assigned duties, in either case which are demonstrably willful and deliberate on the Executive’s part, and which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company; (b) the conviction of the Executive of, or entry of a pleading of guilty or nolo contendere by the Executive to, a felony involving moral turpitude, (c) the Executive’s fraud, embezzlement or other intentional misappropriation from the Company; (d) the Executive’s material breach of a material agreement with the Company or of any material policies, rules or regulations of employment which may be adopted or amended from time to time by the Company and provided to the Executive or of which the Executive is otherwise made aware; (e) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes significant harm to the Company; (f) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation, or (g) an intentional violation of federal or state securities laws; provided, however, that the Company may not terminate the Executive’s employment for Cause unless (x) the Company gives written notice of its intent to terminate the Executive’s employment (including the reasons therefor) and (y) with respect to any alleged violation of clause (a), (b), (d), (e) or (f) above, the Executive fails to cure such refusal or material breach (if the breach is subject to cure) within thirty (30) days of the Executive’s receipt of such written notice (which, if so cured within such thirty (30)-day period, shall no longer be a grounds for termination of the Executive’s employment for “Cause”).
1.3“Change in Control” means the occurrence of any one of the following events: (i) sale of all or substantially all (at least 85%) of the consolidated assets of the Company to one or more individuals, entities, or groups (other than an “Excluded Owner”, as defined below); (ii) acquisition or attainment of ownership by a person, entity, or group (other than an Excluded Owner) of more than 50% of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board (“Company Voting

Securities”); (iii) completion of a merger or consolidation of the Company with or into any other entity (other than an Excluded Owner) unless the holders of the Company Voting Securities outstanding immediately before such completion, together with any trustee or other fiduciary holding securities under a Hasbro benefit plan, hold securities that represent immediately after such merger or consolidation more than 50% of the combined voting power of the then outstanding voting securities of either Hasbro or the other surviving entity or its ultimate parent; or (iv) individuals who constitute the Board on the date hereof (“Incumbent Directors”) cease for any reason during a 12 month period to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board subsequent to the date hereof, whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors, shall be treated as an Incumbent Director unless he assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors. For purposes of this Agreement, an “Excluded Owner” consists of Hasbro, any entity owned, directly or indirectly, at least 50% by Hasbro, any entity that, directly or indirectly, owns at least 50% of Hasbro, any Hasbro benefit plan, and any underwriter temporarily holding securities for an offering of such securities. Notwithstanding the foregoing, where required to avoid extra taxation under Section 409A, a Change in Control must also satisfy the requirements of Treas. Reg. Section 1.409A-3(a)(5).
1.4“Disability” means the Executive’s inability, due to a physical or mental disability, for a period of one hundred and eighty (180) consecutive days, to perform the services contemplated under this Agreement, with reasonable accommodation. A determination of Disability shall be made by a physician selected by the Company and reasonably satisfactory to the Executive.
1.5“Good Reason” means, prior to, or more than two years following, a Change in Control, termination by the Executive of his employment, upon thirty (30) days’ written notice, for any of the following reasons: (a) a material reduction in the Base Salary or Annual Bonus opportunity or target annual long-term incentive opportunity (under Section 4.3), without his consent, unless such reduction is due to a generally applicable reduction in the compensation of the Company’s senior executives, (b) the Executive no longer serves as Chief Executive Officer of the Company, (c) the Executive is demoted by being required to report to someone other than the Board, (d) a material breach by the Company of a material provision of this Agreement, or (e) any relocation of the Executive’s principal place of employment from the Company’s corporate headquarters in Pawtucket, Rhode Island by more than fifty (50) miles, where the Executive does not consent to such relocation.
1.6“Good Reason” shall, within two (2) years following a Change in Control, be defined as set forth in the Hasbro, Inc. Change in Control Severance Plan for Designated Senior Executives, as it exists as of the Effective Date.
1.7Notwithstanding the provisions of Sections 11.5 and 11.6, the Executive may not terminate his employment for “Good Reason” unless (a) he gives written notice of his intent to terminate his employment under this provision (including the reasons therefor) within thirty (30) days of the event giving rise to the right to terminate, and (b) the Company fails to cure the material reduction or material breach of a material provision, or restore the Executive’s title within thirty (30) days of its receipt of the Executive’s written notice, which, if so cured within such 30-day period, shall no longer be a grounds by the Executive for terminating his employment with “Good Reason.”

12.Miscellaneous.
1.1Entire Agreement; Modification. This Agreement, the Company’s form of Invention Assignment Agreement, which is being re-executed simultaneously herewith, and the forms of equity grant agreements accepted by the Executive, constitute the entire understanding and agreement between the parties hereto with regard to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral. The Executive is not relying on any representations other than those set forth in this Agreement. This Agreement replaces the benefits to the Executive under the Hasbro, Inc. Change in Control Severance Plan for Designated Senior Executives, and the Executive acknowledges that he no longer participates in such plan as long as this Agreement, or any successor agreement, is in place.
1.2Notices. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, to the Company at its principal headquarters and to the Executive at the address most recently shown on the personnel records of the Company. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 12.2.
1.3Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
1.4Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive and approved by the Board.
1.5Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Rhode Island (or, if appropriate, a federal court located within Rhode Island), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.
1.6Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which Hasbro may be merged or which may succeed to its assets or business; provided, however, that the Executive’s obligations are personal and shall not be assigned by the Executive. Unless such result is achieved by operation of law, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Hasbro to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Hasbro would be required to perform it if no such succession had taken place. As used in this Agreement, “Hasbro” or “the Company” shall mean Hasbro as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

1.7Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
1.8Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
1.9Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
1.10Executive’s Acknowledgments. The Executive acknowledges that he: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; and (iv) is fully aware of the legal and binding effect of this Agreement.
1.11Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and this Agreement shall be interpreted consistently therewith. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(a) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred, provided that any tax gross-ups may be reimbursed by the end of the calendar year following the calendar year in which such taxes are remitted to the taxing authorities. For purposes of Code Section 409A, each payment hereunder shall be treated as a separate payment and the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. Termination of employment as used herein shall mean separation from service within the meaning of Code Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent required by Code Section 409A, if the Executive is considered a “specified employee” for purposes of Code Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to Code Section 409A, payments of such amounts shall be delayed as required by Code Section 409A, and the accumulated amounts shall be paid in a lump sum payment within ten (10) days after the end of the six (6)-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Code Section 409A shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the

Executive’s death. The Company is not making any representation or warranty to the Executive with respect to the treatment of this Agreement under Code Section 409A and shall have no liability to Executive or any other person with respect to payments or benefits under this Agreement should any payments or benefits under this Agreement be determined to constitute nonqualified deferred compensation subject to Code Section 409A but not satisfying the conditions of such section.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

HASBRO, INC.

By:	/s/Richard Stoddart	Date:	January 5, 2022
Name:	Richard Stoddart
Title:	Interim Chief Executive Officer

EXECUTIVE:

	/s/ Christian P. Cocks	Date:	January 5, 2022
Christian (Chris) Page Cocks

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